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EXHIBIT 23.2 REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENTS SCHEDULE

To the Stockholders and Directors of Griffin Land & Nurseries, Inc.

    Our audits of the consolidated financial statements referred to in our report dated February 8, 1999 except Notes 8, 10, 12 and 14 for which the date is August 3, 2000 appearing in the 1998 Annual Report to Stockholders of Griffin Land & Nurseries, Inc. (which report and consolidated financial statements are incorporated by reference in this Annual Report on Form 10-K/A) also included an audit of the Financial Statement Schedules listed in
Item 14(a) of the Form 10-K. In our opinion, these Financial Statement Schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

February 8, 1999 except Notes 8, 10, 12 and 14
for which the date is August 3, 2000